EXHIBIT 99.2

QCR Holdings, Inc. Announces Successful Completion of $25 Million Private Placement of Series E Non-Cumulative Convertible Perpetual Preferred

MOLINE, Ill., July 1, 2010 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (Nasdaq:QCRH) today announced that on June 30, 2010, the Company closed its private placement of $25.0 million in Series E Non-Cumulative Convertible Perpetual Preferred Stock. The private placement was fully subscribed and resulted in the exchange of $20.9 million of the Company's previously outstanding Series B and Series C Non-Cumulative Perpetual Preferred Stock and $4.1 million of new capital from cash investors.

"We are very pleased with the successful completion of this private placement," stated Doug Hultquist, President and Chief Executive Officer of QCR Holdings, Inc. "This capital transaction provides us with $4.1 million of new capital to further bolster our strong capital position and at the same time slightly reduces the level of preferred dividends that we must pay each quarter."

The Series E Non-Cumulative Convertible Perpetual Preferred Stock carries a stated dividend rate of 7.00% and is convertible by the holder into shares of common stock at a per share conversion price of $12.15. In addition, the Company can exercise a conversion option on or after the third anniversary of the issue date, at the same $12.15 conversion price, subject to certain requirements regarding the Company's common stock price.

The Company's previously outstanding Series B and Series C Non-Cumulative Perpetual Preferred Stock carried stated dividend rates of 8.00% and 9.50%, respectively. All of the outstanding Series B and Series C shares were exchanged for newly issued Series E shares.

"The Series E private placement is an important part of our long-term capital plan," stated Todd Gipple, Executive Vice President, Chief Operating Officer & Chief Financial Officer of QCR Holdings, Inc. "We believe that the successful execution of this private placement indicates the strong confidence that our shareholders place in our Company and the relationship based banking model that we have created in the Quad Cities, Cedar Rapids and Rockford communities. This transaction further strengthens our already strong capital and liquidity positions, provides $25.0 million in Tier-1 capital at a preferred dividend cost that is slightly less than the cost of the $20.9 million in Series B and Series C preferred that it replaced, and provides the mechanism to convert this $25.0 million of preferred equity into common equity over the next several years. We are committed to maintaining our very strong levels of capital, and increasing the common equity component of our capital structure, with a long term capital plan that is focused on rewarding our common shareholders."

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company, which serves the Quad City, Cedar Rapids, and Rockford communities through its wholly owned subsidiary banks. Quad City Bank and Trust Company, which is based in Bettendorf, Iowa and commenced operations in 1994, Cedar Rapids Bank and Trust Company, which is based in Cedar Rapids, Iowa and commenced operations in 2001, and Rockford Bank and Trust Company, which is based in Rockford, Illinois and commenced operations in 2005, provide full-service commercial and consumer banking and trust and asset management services. Quad City Bank & Trust Company also engages in commercial leasing through its 80% owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "annualize," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of our strategy to establish de novo banks in new markets; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

CONTACT: QCR Holdings, Inc.
         Todd A. Gipple, Executive Vice President,
          Chief Operating Officer & Chief Financial Officer
         (309) 743-7745